Exhibit 21

Subsidiaries of the Registrant

Name	State of Incorporation/Organization

MMI Management, Inc.	Delaware

MMI Management Services, L.P.	Delaware

Ivy Steel & Wire, Inc.	Delaware

MMI StrandCo GP, LLC	Delaware

MMI StrandCo LP, LLC	Delaware

MMI StrandCo, LP	Delaware